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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           ________________________



                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                 July 31, 2001




                            FMC TECHNOLOGIES, INC.
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            (Exact name of registrant as specified in its charter)


         Delaware                        1-16489                 36-4412642
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(State or other jurisdiction           (Commission            (I.R.S. Employer
   of incorporation)                   File Number)          Identification No.)




              200 East Randolph Drive, Chicago, Illinois   60601
             ----------------------------------------------------
             (Address of principal executive offices)  (Zip Code)




                                (312) 861-6000
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                        Registrant's telephone number,
                              including area code
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PAGE 2

Item 9.    Regulation FD Disclosure

  On July 31, 2001, FMC Technologies, Inc. issued the following release:

FMC Technologies Reports Second Quarter 2001 Results
----------------------------------------------------

CHICAGO and HOUSTON, July 31, 200--FMC Technologies, Inc. (NYSE: FTI) today reported second quarter 2001 net income per share from continuing operations of $0.22 on a diluted basis, before a one-time item, on sales of $478.1 million. The one-time item is a $4.2 million tax provision related to the reorganization of the Company's worldwide entities in anticipation of their separation from FMC Corporation.

"The second quarter was an extremely important one for FMC Technologies as we successfully completed our initial public offering (IPO) and continued to experience strong inbound activity, with a 37 percent increase in orders from the same period in 2000. The IPO for approximately 17 percent of our common stock completed a significant step in the separation of FMC Technologies from FMC Corporation, and the full separation is still on track to be completed by year-end," said Joseph H. Netherland, President and Chief Executive Officer. "Although we expect that this will be a trough year, the strong inbound order activity experienced in the first six months should lead to a positive performance in the second half of 2001 compared to the same period in 2000."

Review of Operations - Second Quarter
-------------------------------------

Energy Systems' (comprising Energy Production Systems and Energy Processing Systems) sales were $269.8 million, up from $255.5 million in the second quarter of 2000. Earnings were $13.3 million, down from $20.4 million in the same period last year.

Higher sales volumes were due to strong fluid control demand while earnings were down on continued weakness in measurement systems and lower volumes and results in floating production systems. Energy Systems inbound orders totaled $354.3 million for the quarter, up 63 percent from the prior-year period, primarily on strong subsea orders. Subsea inbound orders were strong across all geographic areas, including orders from Enterprise Oil offshore Brazil, Statoil offshore Norway, TotalFinaElf offshore West Africa, and BP in the Gulf of Mexico. The BP order for five trees is for its Crazy Horse field offshore Louisiana and is the first order under the new $250 million, five-year frame agreement between FMC Technologies and BP.

Energy Systems' total backlog increased approximately 30 percent in the second quarter 2001, to $634.6 million, compared to $489.9 million for the same period in 2000. The backlog for floating production systems improved with recent orders for turret mooring and related systems for a Floating Production, Storage and Offloading vessel (FPSO) to be used in developing Enterprise Oil's Bijupira and Salema fields. MODEC International LLC, a joint venture that is 37.5 percent owned by FMC Technologies, obtained the $290 million order from Enterprise Oil for this FPSO. Energy Processing Systems' backlog declined on lower inbound orders.
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PAGE 3

FoodTech sales of $132.6 million were down from $172.7 million in the prior-year second quarter and earnings of $11.3 million also declined from $17.6 million in the same period. Sales and profits were down for freezing systems and sterilization systems, due to the slowing U.S. and global economy that has caused many food processors to postpone capital spending plans. The Company expects potential orders to remain uncertain until food processors see an upturn in economic activity.

Airport Systems' sales in the second quarter of $80 million were up from $67.9 million in the prior year period. Earnings of $5.1 million decreased from $5.3 million in the prior year. A weaker U.S. economy, high fuel prices and labor issues continue to put profit pressure on FMC Technologies' airline and freight customers. However, order activity has remained fairly steady, and inbound orders in loaders and ground support equipment orders totaled more than $75 million during the second quarter. Profit pressure on airlines may slow orders in the second half of the year and in 2002, which may partially offset the benefit from the initial orders and delivery of loaders for the U.S. Air Force under the Next Generation Smaller Loader program. Twelve loaders of the 264-unit program will be delivered prior to year-end. Airport Systems' total backlog increased 26 percent in the second quarter 2001, to $153.6 million, compared to $121.7 million for the same period in 2000.

Corporate expenses in the second quarter were $8.3 million, which were even with the prior year period. Net interest expense was $1.8 million, up from $0.7 million in the second quarter of 2000. The Company anticipates interest expense to be higher in future quarters given that the initial capitalization was only partially in effect during the second quarter. The IPO proceeds, net of expenses, of approximately $200 million were remitted to FMC Corporation. Depreciation and amortization (D&A) for the second quarter totaled approximately $16.5 million, which was even with the prior year. Capital expenditures for the quarter were $14.8 million, approximately level with D&A.

Six Months Results
-------------------

For the first six months of 2001, sales were $907.5 million, down from $937.3 million in the first six months of 2000. After-tax income, before restructuring charges, one-time tax expenses and an accounting change, was $20.6 million, down from $34.8 million in the prior-year period. Weak margins in Energy Systems and FoodTech were somewhat offset by higher margins in Airport Systems.

Energy Systems sales of $516.6 million were up slightly from $511.8 million in the first six months of 2000. Earnings of $22.3 million were down from $31.4 million in the prior-year period, based on continued weak margins in measurement systems and loading systems, accompanied by margin declines in floating production systems. FoodTech sales of $241.1 million decreased from $297.5 million in the first six months of 2000. Earnings of $14.8 million also were down from $28.1 million in the same period a year ago. Lower volumes and margins in food processing equipment, including sterilization, as well as continued weak margins in freezing systems, affected the current period's results.
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PAGE 4

Airport Systems sales of $154.6 million were up 20 percent from $128.6 million in the first six months of 2000. Earnings increased in the first half of 2001, to $11 million, compared to $6.9 million in the comparable period of 2000. Increased volumes and margins in ground support equipment, particularly loaders, were partially offset by weakness at Jetway(R) systems.

Corporate expenses for the first six months of 2001 were $16.4 million, down from $16.8 million in the prior-year period. Net interest expense was $2.9 million, up from $0.6 million in the first half of 2000. D&A for the first half of 2001 totaled $30.9 million, down from the prior year. Capital expenditures for the first six months of 2001 were $27.6 million, approximately level with D&A.

Summary
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As expected, second quarter and six-month 2001 results were below those of 2000 in terms of sales volumes and profitability. Based on inbound orders in the first half, it is anticipated that results in the second half of 2001 will exceed last year's.

FMC Technologies noted that it is providing background pro forma earnings information (attached) as if it had been unaffiliated with FMC Corporation for the last six quarters. These pro forma results make adjustments to debt levels and outstanding common shares assuming the initial capitalization of FMC Technologies was in effect since January 1, 2000. The Company believes that this pro forma information should provide a basis for comparisons going forward. The pro forma statements are for the purpose of analysis only and are not meant to be prepared or presented in accordance with GAAP.

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people at 31 manufacturing facilities in 14 countries.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Technologies' Form S-1 and other filings with the U.S. Securities and Exchange Commission, including those relating to FMC Technologies' initial public offering. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Technologies does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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PAGE 5

FMC Technologies, Inc. will conduct its second quarter 2001 conference call at 10:00 a.m. (Eastern Daylight Time) on Tuesday, July 31. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website.

                                    * * * *

The news release in this Form 8-K and the information contained in the exhibits thereto may also be accessed at the company's website (www.fmctechnologies.com). The posting and furnishing of this information is not intended to, and does not, constitute a determination by FMC Technologies, Inc. that the information is material or that investors should consider this information before deciding to buy or sell FMC Technologies, Inc. securities.
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PAGE 6


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

  (c) Exhibits.  The following exhibits are furnished:

Exhibit Number                                  Exhibit Description
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Exhibit 99a                                     FMC Technologies and
                                                Consolidated Subsidiaries -
                                                Industry Segment Data
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Exhibit 99b                                     FMC Technologies and
                                                Consolidated Subsidiaries -
                                                Condensed Consolidated
                                                Statements of Income
--------------------------------------------------------------------------------
Exhibit 99c                                     FMC Technologies and
                                                Consolidated Subsidiaries -
                                                Condensed Consolidated
                                                Statements of Income Excluding
                                                Special Expense Items
--------------------------------------------------------------------------------
Exhibit 99d                                     FMC Technologies and
                                                Consolidated Subsidiaries -
                                                Industry Segment Data - Inbound
                                                Orders and Backlog
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Exhibit 99e                                     FMC Technologies, Inc. -Business
                                                Segment Data - Pro Forma Basis
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PAGE 7


                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            FMC TECHNOLOGIES, INC.


                            By /s/ Jeffrey W. Carr
                               -------------------
                             Jeffrey W. Carr
                             Vice President, General
                              Counsel and Secretary



Date: August 9, 2001